Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

ARTICLES OF RESTATEMENT TO THE ARTICLES OF INCORPORATION

OF RELIANCE GLOBAL GROUP, INC.

Pursuant to Sections 607.1006, 607.10025, and 607.10025(7) of the Florida Business Corporation Act (the “FBCA”), Reliance Global Group, Inc., a Florida corporation (the “Corporation”), hereby adopts these Articles of Amendment (these “Articles of Amendment”) to its Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), as follows:

1. Section 1 of Article IV of the Articles of Incorporation is hereby amended and restated in its entirety as follows, effective as of the Effective Time (as defined in paragraph 3 below):

ARTICLE IV

Capital Stock (as amended)

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is a total of eight hundred million (800,000,000) shares, consisting of two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $0.086 per share. Of such total authorized shares:

(i) the total number of shares of Common Stock that the Corporation shall have authority to issue is fifty million (50,000,000) shares; and

(ii) the total number of shares of Preferred Stock that the Corporation shall have authority to issue is seven hundred fifty million (750,000,000) shares.

The reduction in the number of authorized shares of Common Stock from two billion (2,000,000,000) to fifty million (50,000,000) is made pursuant to Section 607.10025(7) of the FBCA in connection with the reverse stock split effected pursuant to Section 5 of Article IV set forth in paragraph 2 below. Such reduction represents a proportional reduction of 97.5%, which is the same percentage as the reduction in issued and outstanding shares of Common Stock resulting from such reverse stock split. All other provisions of Article IV of the Articles of Incorporation not expressly amended hereby shall remain unchanged and in full force and effect.

2. Article IV of the Articles of Incorporation is hereby further amended to add the following new Section 5 thereto, effective as of the Effective Time:

ARTICLE IV

Capital Stock (as further amended)

Section 5. Reverse Stock Split. Effective as of the date and time at which these Articles of Amendment are filed with and accepted by the Florida Division of Corporations (the “Effective Time”), each forty (40) shares of the Corporation’s Common Stock, par value $0.086 per share, issued and outstanding immediately prior to the Effective Time (the “Pre-Split Shares”) shall, automatically and without any action on the part of the holder thereof, be combined and reclassified into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.086 per share (each, a “Post-Split Share”). No fractional shares of Common Stock shall be issued in connection with this reverse stock split; in lieu thereof, each registered holder of Pre-Split Shares who would otherwise be entitled to receive a fractional Post-Split Share shall receive one (1) whole share of Common Stock, rounded up to the nearest whole share. The transfer agent of the Corporation is hereby authorized to effect such rounding on behalf of the Corporation.

3. These Articles of Amendment shall become effective upon filing with and acceptance by the Florida Division of Corporations (the “Effective Time”). The market effective date of the reverse stock split for trading purposes on The Nasdaq Capital Market is expected to be May 18, 2026, subject to confirmation by Nasdaq Listing Qualifications in accordance with Nasdaq Listing Rule 5250(e)(7).

4. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation by unanimous written consent effective as of May 7, 2026, pursuant to Section 607.0821 of the FBCA. These Articles of Amendment were adopted without shareholder action, and shareholder action was not required, pursuant to Sections 607.10025 and 607.10025(7) of the FBCA, which expressly authorize the Board of Directors, without approval of the shareholders, to (i) adopt articles of amendment to change each issued and outstanding share of any class of shares into a lesser number of shares of the same class, provided that such action applies equally to all shares of the same class, and (ii) in connection therewith, reduce the number of authorized shares of such class by the same percentage as the issued and outstanding shares are reduced.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation, acting pursuant to authority granted by the Board of Directors, and for the purpose of amending the Corporation’s Amended and Restated Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Articles of Amendment as of the 12th day of May, 2026.

/s/ Ezra Beyman
Ezra Beyman, Chief Executive Officer
Reliance Global Group, Inc.